Exhibit 21

Subsidiaries

Power of the Dream Ventures, Inc. has only one subsidiary, Vidatech LLC (also known as Vidatech Technological Research and Development LLC) an Hungarian limited liability company with offices at 1095 Budapest, Soroksári út 94-96, Hungary.